Exhibit 99.1

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2007

CHARLOTTE, NORTH CAROLINA, April 19, 2007 – Nucor Corporation (NYSE: NUE) announced today record first quarter net earnings for the fourth consecutive year. Consolidated net earnings for the first quarter of 2007 were $381.0 million, similar to the first quarter of 2006’s net earnings of $380.0 million and a decrease of 6% from the fourth quarter of 2006 net earnings of $405.1 million. Diluted earnings per share increased 4% to $1.26 from $1.21 in the first quarter of 2006 and decreased 6% from $1.34 in the fourth quarter of 2006.

Nucor’s consolidated net sales increased 6% to $3.77 billion compared with $3.55 billion in the first quarter of 2006 and increased 9% compared with $3.47 billion in the fourth quarter of 2006. In the first quarter of 2007, average sales price per ton increased 6% from the first quarter of 2006 and decreased 2% compared to the fourth quarter of 2006. Total tons shipped to outside customers increased 1% from the first quarter of 2006 and increased 11% from the fourth quarter of 2006.

The average scrap and scrap substitute cost per ton used increased 9% from $237 in the first quarter of 2006 to $259 in the first quarter of 2007 and increased 7% from $243 in the fourth quarter of 2006. Total energy costs decreased approximately $3 per ton from the first quarter of 2006 to the first quarter of 2007 and decreased approximately $1 per ton from the fourth quarter of 2006. Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $24.5 million in the first quarter of 2007, compared with a charge of $9.0 million in the first quarter of 2006 and a credit of $39.6 million in the fourth quarter of 2006.

Steel production decreased 4% to 5,585,000 tons in the first quarter of 2007, compared with 5,791,000 tons produced in the first quarter of 2006, and increased 10% over the 5,064,000 tons produced in the fourth quarter of 2006. Total steel shipments decreased 1% to 5,660,000 tons in the first quarter of 2007, compared with 5,721,000 tons in last year’s first quarter, and increased 12% over the 5,060,000 total tons shipped in the fourth quarter. Steel shipments to outside customers decreased 1% to 5,229,000 tons in the first quarter of 2007, compared with 5,263,000 tons in the first quarter of 2006, and increased 11% over the 4,713,000 tons shipped in the fourth quarter. In the steel products segment, steel joist production during the first quarter was 121,000 tons, compared with 139,000 tons in the first quarter of 2006, a decrease of 13%. Steel deck sales increased 25% from 85,000 tons in the first quarter of 2006 to 106,000 tons in this year’s first quarter. Cold finished steel sales decreased 6% to 90,000 tons, compared with 96,000 tons in the first quarter of 2006.

Starting with the May 11, 2007 dividend payment, Nucor is increasing the regular quarterly cash dividend rate from $0.10 to $0.11 per share. In addition to the $0.11 per share base dividend amount, the board of directors approved the payment of a supplemental dividend of $0.50 per share, for a total dividend of $0.61 per share. Nucor has increased its dividend every year since Nucor began paying dividends 34 years ago.

In March 2007, a wholly owned subsidiary of Nucor acquired all the issued and outstanding shares of Harris Steel Group Inc. (“Harris Steel”) for a cash purchase price of Cdn$46.25 per Harris Steel share. The total purchase price of approximately $1.45 billion includes $1.06 billion paid in cash and the assumption of $393.6 million in liabilities. Harris Steel, which now operates as a subsidiary of Nucor, manufactures industrial products principally in the U.S. and Canada. Harris Steel also participates in steel trading on a worldwide basis, and in the distribution of reinforcing steel and related products to U.S. customers. The transaction has been immediately accretive to Nucor.

Also in the first quarter, Nucor sold its interest in the Ferro Gusa Carajas S.A. joint venture to its partner, Companhia Vale do Rio Doce (“CVRD”), and has entered into an off-take agreement with CVRD for the production of this facility.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2007 (Continued)

Our outlook for the second quarter remains positive with rising prices for most of our products favorably impacting our margins as we work through our higher cost scrap inventories. Overall, end-use demand remains very healthy for long products and plate. While we see improving conditions in our flat-rolled business, these improvements are coming from the very soft market conditions of the fourth quarter of 2006 and the first quarter of 2007. We expect this improvement to continue through the second and third quarters.

The cost of ferrous scrap is down sharply for our April buys and should be down again in May. This will have a positive impact on margins by mid-May through the end of the quarter. We expect to see some margin compression in some products in the early part of the second quarter, as the first quarter scrap run-up works its way through our inventories.

Risks to our outlook for the second quarter remain: scrap volatility, potential surges in imports, and a slowing down of inventory reductions by our customers. We will provide numerical guidance near the midpoint of the interval between earnings reports.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel—in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2006 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 19, 2007 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2007 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	March 31, 2007	As Adjusted April 1, 2006
NET SALES	$3,768,885	$3,545,097

COSTS, EXPENSES AND OTHER:
Cost of products sold	2,991,598	2,778,171
Marketing, administrative and other expenses	136,210	143,200
Interest income, net	(9,162)	(5,732)
Minority interests	60,572	39,858

	3,179,218	2,955,497

EARNINGS BEFORE INCOME TAXES	589,667	589,600
Provision for income taxes	208,638	209,569

NET EARNINGS	$381,029	$380,031

NET EARNINGS PER SHARE:
Basic	$1.27	$1.22
Diluted	$1.26	$1.21

AVERAGE SHARES OUTSTANDING:
Basic	301,034	310,626
Diluted	303,482	313,748

(On January 1, 2007, Nucor adopted FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which eliminates the method that Nucor had previously used of accruing in advance for planned major maintenance activities. In accordance with this position statement, Nucor now uses the deferral method of accounting for such maintenance activities. The prior period has been adjusted to reflect the effects of applying this new accounting principle.)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2007 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2007	As Adjusted Dec. 31, 2006
Assets
CURRENT ASSETS:
Cash and cash equivalents	$881,606	$785,651
Short-term investments	487,465	1,410,633
Accounts receivable, net	1,432,123	1,067,322
Inventories	1,408,285	1,141,194
Other current assets	218,954	278,265

Total current assets	4,428,433	4,683,065
PROPERTY, PLANT AND EQUIPMENT, NET	2,978,735	2,856,415

GOODWILL	625,117	143,265

OTHER INTANGIBLE ASSETS, NET	308,144	5,015

OTHER ASSETS	145,305	205,258

TOTAL ASSETS	$8,485,734	$7,893,018

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Short-term debt	$92,774	$—
Accounts payable	796,320	516,640
Federal income taxes payable	136,051	—
Salaries, wages and related accruals	226,164	455,051
Accrued expenses and other current liabilities	428,069	450,226

Total current liabilities	1,679,378	1,421,917

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	545,533	448,084

MINORITY INTERESTS	201,860	243,366

STOCKHOLDERS’ EQUITY:
Common stock	149,150	149,006
Additional paid-in capital	221,201	195,543
Retained earnings	6,067,615	5,840,067
Accumulated other comprehensive income, net of income taxes	23,064	4,470

	6,461,030	6,189,086
Treasury stock	(1,324,367)	(1,331,735)

Total stockholders’ equity	5,136,663	4,857,351

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,485,734	$7,893,018

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com